Exhibit 99.1

Net 1 Reports Third Quarter 2020 Results

JOHANNESBURG, May 26, 2020 - Net 1 UEPS Technologies, Inc. (Nasdaq: UEPS; JSE: NT1) today released results for the third fiscal quarter ended March 31, 2020.

Q3 2020 Highlights and Recent Developments:

  Sold KSNET for $237 million in March 2020 and DNI for $48 million in April 2020;
  At March 31, 2020 had unrestricted cash of $209 million and total debt of $3 million;
  Revenue of $36.5 million was flat year-over-year in US Dollars but grew 8% in constant currency;
  GAAP EPS of $(0.61) and Fundamental EPS of $(0.11); and
  Operating loss of $(14.2) million and adjusted EBITDA loss of $(6.4) million.

"Our focus continues to be on ensuring the safety and wellbeing of our employees, partners and customers during the COVID-19 pandemic. Over the past few months, the pandemic and resulting lockdowns have impacted our ability to market to and acquire new customers as we had to suspend operations deemed non-essential across our branch network. Despite the disruptions and restrictions, I am proud of and thank our employees, who continue to serve our customers during this unprecedented time. Many of our South African processing businesses observed record daily transaction volumes during April, demonstrating the importance and relevance of our network. During this time, we also experienced 100% uptime for our core processing systems as well as developed and launched new products, such as our feature phone-based loan origination product to eliminate face-to-face interaction," said Herman Kotzé, Net1's CEO. "We believe we are positioned well to weather the short-term economic disruptions and will emerge from this pandemic even stronger as a business. We completed a number of corporate disposals over the past few months, which leaves the Company in a very strong and liquid position. We also believe that there will be significant demand for our products once the operating restrictions are lifted."

"In South Africa, we intend to leverage our scale and distribution platforms to drive transaction processing, banking and financial and value-added services products as soon as the lockdown restrictions begin to ease. Though South Africa has moved from Severity Level 5 to Level 4 on May 1, 2020, economic activity is expected to increase once Severity Levels are lowered to 3 on June 1, 2020. Across Africa, we intend to increase cooperation with Carbon and V2 in order to drive expansion in Nigeria, Ghana and Kenya. For Europe, we have altered our strategy to partner with Bank Frick as well as other financial institutions and we expect to commence rolling out Ceevo's products in the coming months, albeit cautiously at first, while Europe normalizes from the pandemic. Lastly, we look forward to engaging with Value Capital Partners to review Net1's strategic objectives and capital allocation," he added.

"The duration and severity of the COVID-19 pandemic is still unknown, and therefore we believe it is prudent to withdraw our financial outlook for the remainder of fiscal 2020," said Alex Smith, Net1's CFO. "While our South African processing businesses experienced strong volumes during April, our inability to charge for certain of our services and operate parts of our financial services business during the lockdown period has had an adverse impact on our operations. If we are able to commence the marketing of our new financial and banking products prior to the end of fiscal 2020, we believe for the full year fiscal 2021, our adjusted-EBITDA should be modestly positive," he concluded.

Sale of KSNET and DNI

  On March 9, 2020, we completed the sale of KSNET for approximately $237 million.
  On April 1, 2020 we completed the sale of our 27.4% remaining interest in DNI for approximately ZAR 860 million. A 24.3% equity stake in DNI was sold for a cash consideration of approximately ZAR 760 million (or $42.6 million); and the remaining 3.1% equity stake was sold for approximately R100 million (or $5.5 million), and this amount will be received over 24 months, bearing interest at 7.25%, with an initial six-month interest and capital repayment holiday. All amounts translated at exchange rate of $1/ZAR 17.80 as of March 31, 2020.

Capital Allocation/Share Repurchase

Following the recent disposals, our board has initiated a comprehensive strategic review of the entire Company. In light of the continued uncertainty around the current pandemic, the need to ensure that the Company maintains a strong balance sheet and pending completion of the strategic review process, the board has decided to delay any share repurchases. Any return of capital will also be subject to clarification of the Company's status under the Investment Company Act, as we will not be able to repurchase our shares unless we can reliably conclude that we will not be considered to be an investment company. The Company intends to return excess capital to shareholders once these matters are resolved.

Succession plan for Chairman and other Board changes

Mr. Jabu Mabuza will succeed our current Chairman, Mr. Christopher S. Seabrooke, when he retires at the end of June 2020. Mr. Mabuza is Chairman of Sun International and was previously Chairman of Eskom, one of Africa's largest utilities and Telkom, a leading South African telecom company. We have also appointed four other veteran business leaders as independent non-executive directors, being Mr. Antony Ball, Mr. Ian Greenstreet, Mr. Kuben Pillay and Mr. Ali Mazanderani.

Summary Financial Metrics

	Q3 2020	Q3 2019(A)	Q2 2020	Q3 '20 vs Q3 '19	Q3 '20 vs Q2 '20	Q3 '20 vs Q3 '19	Q3 '20 vs Q2 '20
(All figures in USD '000s except per share data)	USD '000's (except per share data)			% change in USD		% change in ZAR
Revenue	36,514	36,586	40,567	(0%)	(10%)	8%	(6%)

GAAP operating loss	(14,212)	(23,776)	(10,420)	(40%)	36%	(35%)	42%

Adjusted EBITDA (loss) (1)	(6,423)	(15,019)	2,837	(57%)	nm	(54%)	nm

GAAP (loss) earnings per share ($)	(0.61)	(1.03)	(0.08)	(41%)	664%	(36%)	696%
Continuing	(0.85)	(0.90)	(0.08)	(5%)	964%	3%	1,009%
Discontinued	0.24	(0.13)	-	nm	nm	nm	nm

Fundamental loss per share ($)(1)	(0.11)	(0.62)	(0.10)	(82%)	10%	(81%)	15%

Fully-diluted shares outstanding ('000's)	56,803	56,828	56,568	(0%)	0%	nm	nm

Average period USD/ ZAR exchange rate	15.37	14.17	14.75	8%	4%	nm	nm

	F2020	F2019(A)	F2020 vs F2019	F2020 vs F2019
(All figures in USD '000s except per share data)	USD '000's (except per share data)		% change in USD	% change in ZAR
Revenue	125,019	149,174	(16%)	(6%)

GAAP operating loss	(31,068)	(82,576)	(62%)	(58%)

Adjusted EBITDA (loss) (1)	(18,205)	(57,335)	(68%)	(64%)

GAAP (loss) earnings per share ($)	(0.69)	(2.25)	(69%)	(66%)
Continuing	(1.03)	(2.24)	(54%)	(49%)
Discontinued	0.34	(0.01)	nm	nm

Fundamental loss per share ($)(1)	(0.22)	(1.48)	(85%)	(83%)

Fully-diluted shares outstanding ('000's)	56,646	56,819	(0%)	nm

Average period USD/ ZAR exchange rate	15.96	14.27	12%	nm

(A) 2019 restated to correct an error identified related to the loss recorded related to the disposal of discontinued operation. The financial information for the three and nine months ended March 31, 2019, have been restated with the effect of decreasing GAAP net (loss) income by $4.0 million, respectively. GAAP loss per share increased by $0.07 for the three and nine months ended March 31, 2019, respectively.

(1) Adjusted EBITDA (loss), fundamental loss and fundamental loss per share are non-GAAP measures and are described below under "Use of Non-GAAP Measures-EBITDA and Adjusted EBITDA, and -Fundamental net (loss) income and fundamental (loss) earnings per share." See Attachment B for a reconciliation of GAAP operating loss to EBITDA (loss) and Adjusted EBITDA (loss), and GAAP net loss to fundamental net (loss) income and (loss) earnings per share.

Business update related to COVID-19

Our operations have been impacted by government-imposed restrictions to contain the spread of the COVID-19 pandemic. Specifically, on March 27, 2020, the South African government imposed certain emergency measures to combat the spread of COVID-19, including implementation of travel bans and closures of factories, schools, public buildings, and businesses. Our businesses outside South Africa have also been affected and these operations and their employees are also complying with similar restrictions.

Employees

We closed a number of our offices and operating locations in order to comply with government regulations and for the general well-being of our employees following the outbreak of the pandemic. We have provided the necessary protective equipment and sanitization facilities for those employees that continue to operate within our offices and operating locations and we have provided the necessary facilities (computer equipment, data cards etc.) for our employees to operate remotely.

Business and operations

A number of our businesses including our EasyPay payment processing and value-added services operations, the operation of bank accounts and our national ATM network have been classified as essential services and therefore we have been able to continue operating these activities during the lockdown.

However, we were required to suspend our South African lending and other financial services activities to the extent that they operate through branches, and therefore we were prohibited from marketing and selling loans and other financial products on a face-to-face basis from the end of March 2020. Collections of amounts due from existing loans at the end of March 31, 2020, have so far been unaffected by the COVID-19 pandemic and government-imposed restrictions. We are currently also prohibited from charging certain banking-related fees to our South African customers. We estimate that we had to forgo cash withdrawal fees of approximately ZAR 8.2 million during the month of March 2020. We expect that we will forgo monthly cash withdrawal fees of between ZAR 18 to ZAR 20 million until we are allowed to charge our customers to withdraw cash from our ATM network once again. We do continue to earn interchange fees in respect of cash withdrawals from our ATMs performed by the customers of other issuers.

We incurred expenses of approximately ZAR 2.0 million directly related to responding to the pandemic's impact on our business during the third quarter of fiscal 2020. This expenditure related to the acquisition of sanitisers, masks and gloves for our employees and for the use of customers in our branches. Since March 31, 2020, we have incurred direct expenditure of approximately ZAR 1.0 million related to the purchase of thermometers to record and monitor our employees' temperature as mandated by certain South African lending regulations in order to identify COVID-19 infections.

Factors impacting comparability of our Q3 2020 and Q3 2019 results

• Higher revenue: Our revenues increased 8% in ZAR primarily due to higher South African transaction fees, partially offset by lower ad-hoc technology sales and lower international processing volumes;

• Ongoing operating losses: While operating costs have reduced significantly, we continue to experience operating losses in South Africa and internationally, as a result of depressed revenues, coupled with a high fixed-cost infrastructure. We also recorded impairment losses of $6.3 million during Q3 2020; and

• Adverse foreign exchange movements: The U.S. dollar appreciated 8% against the ZAR compared to Q3 2020, which adversely impacted our reported results.

Results of Operations by Segment and Liquidity

South African transaction processing

Segment revenue was $19.9 million in Q3 2020, up 24%, compared with Q3 2019 and up 2% compared to Q2 2020 on a constant currency basis. The increase in segment revenue was primarily due to an increase in transactions performed through our ATM network, but partially offset by lower fees as a result of fewer EPE and SASSA accounts. Our revenue for Q3 2020 was adversely impacted by ZAR 8.2 million ($0.5 million) as a result of the COVID-19 pandemic as we were unable to charge certain cash withdrawal fees to customers as a result of the lockdown during the last few days of March 2020. Excluding the impact of the $5.6 million EasyPay goodwill impairment loss, our South African transaction processing operating segment revenue and operating loss have been adversely impacted by the loss of EPE and SASSA customers. The reduced operating loss in the segment is due to the cost cutting that has occurred over the last 12 months. Our operating loss margin for Q3 2020 and 2019 was (43.6%) and (74.6%), respectively. Our operating loss margin for Q3 2020 excluding the goodwill impairment of $5.6 million was (15.5%).

International transaction processing

Segment revenue was $1.6 million in Q3 2020, down 26% on a constant currency basis compared with Q3 2019 but up from $0.9 million in Q2 2020. Segment revenue from continuing operations was lower during Q3 2020, primarily due to an ongoing contraction in IPG transaction volumes. Operating loss from continuing operations during Q3 2020 increased compared with fiscal 2019 due to higher operating losses incurred by IPG, reflecting the high fixed costs component of the business. Our operating loss margin for Q3 2020 and 2019 was (202.6%) and (84.2%), respectively.

Financial inclusion and applied technologies

Segment revenue was $17.7 million in Q3 2020, up 2% on a constant currency basis compared with Q3 2019 but down from $22.0 million in Q2 2020. In ZAR, segment revenue from continuing operations increased modestly primarily due to higher terminal sales and insurance revenue. Lending and prepaid sales were consistent with Q3 2019. Operating loss for Q3 2019 included retrenchment costs of $1.6 million (ZAR 22.1 million). Operating loss from continuing operations for Q3 2020 improved compared with fiscal 2019 due to the contribution from terminal sales, a recovery of bad debts previously written off and no retrenchment costs. Our operating income margin from continuing operations for the Financial inclusion and applied technologies segment was (5.3%) and (26.1%) during Q3 2020 and 2019, respectively.

Corporate/eliminations

Our corporate expenses decreased primarily due to lower acquired intangible asset amortization expense related to intangible assets that were fully amortized during fiscal 2019 and unrealized foreign currency gains recorded resulting from the strengthening of the U.S. dollar, but partially offset by a $0.7 million impairment loss.

Cash flow and liquidity

At March 31, 2020, our cash and cash equivalents were $209.3 million and comprised of U.S. dollar-denominated balances of $192.0 million, ZAR-denominated balances of ZAR 236.5 million ($13.2 million), and other currency deposits, primarily Botswana pula, of $4.1 million, all amounts translated at exchange rates applicable as of March 31, 2020. The increase in our unrestricted cash balances from June 30, 2019, was primarily due to the sale of our Korean operations and the repayment of a loan outstanding by DNI, which was partially offset by weak trading activities, repayment of our short-term borrowings, capital expenditures, and an additional investment in V2.

Our cash used in operating activities during Q3 2020 was impacted by the cash losses incurred by the majority of our continuing operations. We were unable to commence origination of loans towards the end of March 2020 due to the temporary COVID-19 restrictions imposed on our lending activities in March 2020 and this had a positive result on net cash used in operating activities during Q3 2020, compared with 2019, where we originated loans, and which resulted in a net outflow of cash. Our operating cash flows were adversely impacted by the purchase of additional Cell C prepaid airtime that is subject to sale restrictions. Our net cash used in operating activities during Q3 2020 includes the contribution from KSNET for two months and no contribution from DNI, compared with 2019, which includes cash flow contributions from both of these entities for the entire quarter. Capital expenditures for Q3 2020 and 2019 were $1.0 million and $1.6 million, respectively, and Q3 2020 capital expenditures relate primarily to the acquisition of computer equipment in South Korea to maintain operations and leasehold improvements in Malta.

Operating metrics and supplemental presentation for Q3 2020 Results

A supplemental presentation and operating metrics for Q3 2020 will be posted to the Investor Relations page of our website - ir.net1.com prior to our earnings call on Wednesday, May 27, 2020.

Conference Call

We will host a conference call to review these results on May 27, 2020, at 8:00 a.m. Eastern Time. To participate in the call, dial 1-508-924-4326 (US and Canada), 0333-300-1418 (U.K. only) or 010-201-6800 (South Africa only) ten minutes prior to the start of the call. Callers should request "Net1 call" upon dial-in. The call will also be webcast on the Net1 homepage, www.net1.com. Please click on the webcast link at least ten minutes prior to the call. A webcast of the call will be available for replay on the Net1 website through June 16, 2020.

Use of Non-GAAP Measures

U.S. securities laws require that when we publish any non-GAAP measures, we disclose the reason for using these non-GAAP measures and provide reconciliations to the directly comparable GAAP measures. The presentation of EBITDA, adjusted EBITDA, fundamental net (loss) income and fundamental (loss) earnings per share and headline (loss) earnings per share are non-GAAP measures.

EBITDA and adjusted EBITDA

Earnings before interest, tax, depreciation and amortization ("EBITDA") is GAAP operating (loss) income adjusted for depreciation and amortization and, if applicable, impairment losses. Adjusted EBITDA is EBITDA adjusted for costs related to acquisitions and transactions consummated or ultimately not pursued and in fiscal 2019, includes and adjustment related to retrenchment costs paid.

Fundamental net (loss) income and fundamental (loss) earnings per share

Fundamental net (loss) income and (loss) earnings per share is GAAP net (loss) income and (loss) earnings per share adjusted for the amortization of acquisition-related intangible assets (net of deferred taxes), the amortization of intangible assets (net of deferred taxes) related to equity-accounted investments, stock-based compensation charges, the amortization of debt facility fees and unusual non-recurring items, including costs related to acquisitions and transactions consummated or ultimately not pursued.

Fundamental net (loss) income and (loss) earnings per share for fiscal 2020 also includes an adjustment for the impairment losses related to our equity-accounted investments, the gain related to the disposal of Net1 Korea, the gain related to the disposal of FIHRST, interest related to SASSA implementation costs refund, and fiscal 2019 also includes loss related to the disposal of DNI, the accretion of interest related to the DNI contingent consideration, retrenchment costs (net of taxes), and the non-controlling interest portion of the amortization of intangible assets (net of deferred taxes).

We provide earnings guidance only on a non-GAAP basis and do not provide a reconciliation of forward-looking adjusted EBITDA guidance to the most directly comparable GAAP financial measures because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, the amounts of which, based on past experience, could be material.

Management believes that the EBITDA, adjusted EBITDA, fundamental net (loss) income and (loss) earnings per share metric enhances its own evaluation, as well as an investor's understanding, of our financial performance. Attachment B presents the reconciliation between GAAP operating income and EBITDA and adjusted EBITDA; and GAAP net (loss) income and (loss) earnings per share and fundamental net (loss) income and (loss) earnings per share.

Headline (loss) earnings per share ("H(L)EPS")

The inclusion of H(L)EPS in this press release is a requirement of our listing on the JSE. H(L)EPS basic and diluted is calculated using net (loss) income which has been determined based on GAAP. Accordingly, this may differ to the headline (loss) earnings per share calculation of other companies listed on the JSE as these companies may report their financial results under a different financial reporting framework, including but not limited to, International Financial Reporting Standards.

H(L)EPS basic and diluted is calculated as GAAP net (loss) income adjusted for the impairment losses related to our equity-accounted investments, the gain related to the disposal of Net1 Korea, the gain on disposal of FIHRST, the loss related to the disposal of DNI, impairment loss and (profit) loss on sale of property, plant and equipment. Attachment C presents the reconciliation between our net (loss) income used to calculate (loss) earnings per share basic and diluted and HE(L)PS basic and diluted and the calculation of the denominator for headline diluted (loss) earnings per share.

About Net1

Net1 is a multinational financial technology company with a presence in Africa, Asia and Europe. Net1 leverages its proprietary banking and payment technology to distribute low-cost financial and value-added services to underbanked consumers and small businesses. The Company also provides transaction processing services, including being a leading payment processor and bill payment platform in South Africa. Net1 leverages its strategic investments in banks, telecom and mobile payment technology companies to further expand its product offerings or to enter new markets.

Net1 has a primary listing on NASDAQ (NasdaqGS: UEPS) and a secondary listing on the Johannesburg Stock Exchange (JSE: NT1). Visit www.net1.com for additional information about Net1.

Forward-Looking Statements

This announcement contains forward-looking statements that involve known and unknown risks and uncertainties. A discussion of various factors that cause our actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in our filings with the Securities and Exchange Commission. We undertake no obligation to revise any of these statements to reflect future events.

Investor Relations Contact:
Dhruv Chopra

Group Vice President, Investor Relations

Phone: +1 917-767-6722

Email: dchopra@net1.com

Media Relations Contact:

Bridget von Holdt

Business Director - BCW

Phone: +27-82-610-0650

Email: Bridget.vonholdt@bcw-global.com

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Operations
	Three months ended		Nine months ended
	March 31,		March 31,
	2020	2019	2020	2019
		As restated(A)		As restated(A)
	(In thousands, except per share data)		(In thousands, except per share data)

REVENUE	$36,514	$36,586	$125,019	$149,174

EXPENSE

Cost of goods sold, IT processing, servicing and support	25,783	29,423	86,606	103,471
Selling, general and administration	17,454	27,597	59,494	111,004
Depreciation and amortization	1,153	3,342	3,651	9,084
Impairment loss	6,336	-	6,336	8,191

OPERATING LOSS	(14,212)	(23,776)	(31,068)	(82,576)

CHANGE IN FAIR VALUE OF EQUITY SECURITIES	-	(26,263)	-	(42,099)

GAIN ON DISPOSAL OF FIHRST	-	-	9,743	-

INTEREST INCOME	570	1,204	2,015	4,436

INTEREST EXPENSE	1,886	3,092	6,362	8,201

IMPAIRMENT OF CEDAR CELLULAR NOTE	-	2,622	-	5,354

LOSS BEFORE INCOME TAX EXPENSE (BENEFIT)	(15,528)	(54,549)	(25,672)	(133,794)

INCOME TAX EXPENSE (BENEFIT)	640	(3,551)	2,317	(5,344)

NET LOSS BEFORE LOSS FROM EQUITY-ACCOUNTED INVESTMENTS	(16,168)	(50,998)	(27,989)	(128,450)

LOSS FROM EQUITY-ACCOUNTED INVESTMENTS	(32,193)	(537)	(30,624)	(353)

NET LOSS FROM CONTINUING OPERATIONS	(48,361)	(51,535)	(58,613)	(128,803)

NET INCOME FROM DISCONTINUED OPERATIONS	747	1,163	6,402	12,358
GAIN (LOSS) FROM DISPOSAL OF DISCONTINUED OPERATION, net of tax	12,733	(9,175)	12,733	(9,175)

NET LOSS	(34,881)	(59,547)	(39,478)	(125,620)

(ADD) LESS NET (LOSS) INCOME ATTRIBUTABLE TO NON-CONTROLLING INTEREST	-	(728)	-	2,339
Continuing	-	(485)	-	(1,362)
Discontinued	-	(243)	-	3,701

NET (LOSS) INCOME ATTRIBUTABLE TO NET1	(34,881)	(58,819)	(39,478)	(127,959)
Continuing	(48,361)	(51,050)	(58,613)	(127,441)
Discontinued	$13,480	$(7,769)	$19,135	$(518)

Net (loss) earnings per share, in United States dollars:
Basic (loss) earnings attributable to Net1 shareholders	$(0.61)	$(1.03)	$(0.69)	$(2.25)
Continuing	$(0.85)	$(0.90)	$(1.03)	$(2.24)
Discontinued	$0.24	$(0.13)	$0.34	$(0.01)
Diluted (loss) earnings attributable to Net1 shareholders	$(0.61)	$(1.03)	$(0.69)	$(2.25)
Continuing	$(0.85)	$(0.90)	$(1.03)	$(2.24)
Discontinued	$0.24	$(0.13)	$0.34	$(0.01)

(A) Certain amounts have been restated to correct discontinued operations presentation and the loss on disposal of discontinued operation, net of tax. Refer to Note 1 to Form 10-Q for the quarterly period ended March 31, 2020.

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Consolidated Balance Sheets

	March 31,	June 30,
	2020	2019
		As restated(A)
	(In thousands, except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$209,290	$20,014
Restricted cash	51,370	75,446
Accounts receivable, net of allowance of - Mar: $385; Jun: $661 and other receivables	45,842	31,135
Finance loans receivable, net of allowance of - Mar: $7,528; Jun: $8,999	8,781	20,981
Inventory	19,328	5,709
Total current assets before settlement assets	334,611	153,285
Settlement assets	8,037	24,523
Current assets of discontinued operation	-	117,842
Total current assets	342,648	295,650
PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation of - Mar: $46,026; Jun: $55,427	6,150	8,227
OPERATING LEASE RIGHT-OF-USE	6,060	-
EQUITY-ACCOUNTED INVESTMENTS	102,515	151,116
GOODWILL	23,434	37,316
INTANGIBLE ASSETS, net of accumulated amortization of - Mar: $28,799; Jun: $37,036	840	2,228
DEFERRED INCOME TAXES	206	234
OTHER LONG-TERM ASSETS, including reinsurance assets	28,380	28,775
LONG-TERM ASSETS OF DISCONTINUED OPERATION	-	149,390
TOTAL ASSETS	510,233	672,936

LIABILITIES
CURRENT LIABILITIES
Short-term credit facilities for ATM funding	51,370	75,446
Short-term credit facilities	-	9,544
Accounts payable	7,257	9,866
Other payables	47,374	59,622
Operating lease right of use lease liability - current	2,520	-
Current portion of long-term borrowings	3,190	-
Income taxes payable	16,170	1,330
Total current liabilities before settlement obligations	127,881	155,808
Settlement obligations	8,037	24,523
Current liabilities of discontinued operation	-	57,815
Total current liabilities	135,918	238,146
DEFERRED INCOME TAXES	1,922	1,926
RIGHT-OF-USE OPERATING LEASE LIABILITY - LONG TERM	3,694	-
OTHER LONG-TERM LIABILITIES, including insurance policy liabilities	1,985	2,499
LONG-TERM LIABILTIES OF DISCONTINUED OPERATION	-	3,264
TOTAL LIABILITIES	143,519	245,835
COMMITMENTS AND CONTINGENCIES	-	-
REDEEMABLE COMMON STOCK	107,672	107,672

EQUITY
NET1 EQUITY:
COMMON STOCK
Authorized: 200,000,000 with $0.001 par value;
Issued and outstanding shares, net of treasury: Mar: $57,118,925; Jun: $56,568,425	80	80

PREFERRED STOCK
Authorized shares: 50,000,000 with $0.001 par value;
Issued and outstanding shares, net of treasury: Mar: -; Jun: -	-	-
ADDITIONAL PAID-IN-CAPITAL	278,238	276,997
TREASURY SHARES, AT COST: Mar: $24,891,292; Jun: $24,891,292	(286,951)	(286,951)
ACCUMULATED OTHER COMPREHENSIVE LOSS	(218,196)	(196,046)
RETAINED EARNINGS	485,871	525,349
TOTAL NET1 EQUITY	259,042	319,429
NON-CONTROLLING INTEREST	-	-
TOTAL EQUITY	259,042	319,429

TOTAL LIABILITIES, REDEEMABLE COMMON STOCK AND SHAREHOLDERS' EQUITY	$510,233	$672,936
(A) Certain amounts have been restated to correct the retained earnings and accumulated other comprehensive loss. Refer to Note 1 to Form 10-Q for the quarterly period ended March 31, 2020.

.

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Cash Flows
	Three months ended		Nine months ended
	March 31,		March 31,
	2020	2019	2020	2019
		As restated(A)		As restated(A)
	(In thousands)		(In thousands)

Cash flows from operating activities
Net loss	$(34,881)	$(59,547)	$(39,478)	$(125,620)
Depreciation and amortization	3,157	9,881	12,303	30,528
Impairment loss	6,336	5,305	6,336	13,496
Movement in allowance for doubtful accounts receivable	277	396	360	31,638
Loss from equity-accounted investments	32,193	464	30,624	338
Movement in allowance for doubtful loans	99	-	719	-
Interest on Cedar Cellular note	-	(578)	-	(1,950)
Impairment of Cedar Cellular note	-	2,622	-	5,354
Change in fair value of equity securities	-	26,263	-	42,099
Fair value adjustment related to financial liabilities	(987)	90	(753)	91
Interest payable	597	53	1,755	294
Facility fee amortized	-	51	-	206
Gain on disposal of Net1 Korea	(12,733)	-	(12,733)	-
Gain on disposal of FIHRST	-	-	(9,743)	-
Loss on disposal of DNI	-	9,175	-	9,175
Loss (Profit) on disposal of property, plant and equipment	108	(147)	(95)	(413)
Stock-based compensation charge	347	487	1,170	1,672
Dividends received from equity accounted investments	677	-	2,125	454
Decrease (Increase) in accounts receivable, pre-funded social welfare grants receivable and finance loans receivable	10,596	(14,938)	13,697	6,533
(Increase) Decrease in inventory	(5,041)	1,451	(18,036)	3,612
(Decrease) Increase in accounts payable and other payables	(4,396)	8,196	(4,660)	(11,339)
(Decrease) Increase in taxes payable	(131)	795	(1,087)	2,142
Decrease in deferred taxes	(413)	(4,153)	(618)	(11,223)
Net cash used in operating activities	(4,195)	(14,134)	(18,114)	(2,913)

Cash flows from investing activities
Capital expenditures	(1,042)	(1,615)	(4,493)	(7,280)
Proceeds from disposal of property, plant and equipment	59	295	362	781
Proceeds from disposal of Net1 Korea, net of cash disposed	192,619	-	192,619	-
Transaction costs paid related to disposal of Net1 Korea	(7,458)	-	(7,458)	-
Proceeds from disposal of FIHRST, net of cash disposed	-	-	10,895	-
Investment in equity-accounted investments	(1,250)	(489)	(2,500)	(2,989)
Loan to equity-accounted investment	(99)	-	(711)	-
Repayment of loans by equity-accounted investments	-	-	4,268	-
Disposal of DNI	-	(2,114)	-	(2,114)
Acquisition of intangible assets	-	-	-	(1,384)
Investment in MobiKwik	-	-	-	(1,056)
Return on investment	-	-	-	284
Net change in settlement assets	864	(1,083)	(9,274)	76,879
Net cash provided by (used in) investing activities	183,693	(5,006)	183,708	63,121

Cash flows from financing activities
Proceeds from bank overdraft	193,723	278,288	585,273	584,525
Repayment of bank overdraft	(226,699)	(257,097)	(605,253)	(502,823)
Long-term borrowings utilized	-	3,609	14,798	14,613
Repayment of long-term borrowings	-	(12,499)	(11,313)	(36,310)
Guarantee fee	-	-	(148)	(394)
Finance lease capital repayments	(17)	-	(69)	-
Dividends paid to non-controlling interest	-	(1,148)	-	(4,085)
Net change in settlement obligations	(864)	1,083	9,274	(76,879)
Net cash (used in) provided by financing activities	(33,857)	12,236	(7,438)	(21,353)

Effect of exchange rate changes on cash	(20,060)	(3,199)	(19,007)	(5,971)
Net increase (decrease) in cash, cash equivalents and restricted cash	125,581	(10,103)	139,149	32,884
Cash, cash equivalents and restricted cash - beginning of period	135,079	133,041	121,511	90,054
Cash, cash equivalents and restricted cash - end of period	$260,660	$122,938	$260,660	$122,938

(A) Certain amounts have been restated to correct net loss and loss on disposal of DNI. Refer to Note 1 to Form 10-Q for the quarterly period ended March 31, 2020.

Net 1 UEPS Technologies, Inc.

Attachment A

Operating segment revenue, operating (loss) income and operating (loss) margin:

Three months ended March 31, 2020 and 2019 and December 31, 2019

				Change - actual		Change - constant exchange rate(1)
Key segmental data, in '000, except margins	Q3 '20	Q3 '19	Q2 '20	Q3 '20 vs Q3 '19	Q3 '20 vs Q2 '20	Q3 '20 vs Q3 '19	Q3 '20 vs Q2 '20
Revenue:
South African transaction processing	$19,883	$17,374	$20,350	14%	(2%)	24%	2%
International transaction processing	20,608	34,358	34,363	(40%)	(40%)	(35%)	(38%)
Continuing	1,564	2,302	850	(32%)	84%	(26%)	92%
Discontinued	19,044	32,056	33,513	(41%)	(43%)	(36%)	(41%)
Financial inclusion and applied technologies	17,651	36,650	21,986	(52%)	(20%)	(48%)	(16%)
Continuing	17,651	18,808	21,986	(6%)	(20%)	2%	(16%)
Discontinued	-	17,842	-	nm	nm	nm	nm
Subtotal: Operating segments	58,142	88,382	76,699	(34%)	(24%)	(29%)	(21%)
Intersegment eliminations	(2,584)	(1,898)	(2,619)	36%	(1%)	48%	3%
Consolidated revenue	55,558	86,484	74,080	(36%)	(25%)	(30%)	(22%)
Continuing	36,514	36,586	40,567	(0%)	(10%)	8%	(6%)
Discontinued	$19,044	$49,898	$33,513	(62%)	(43%)	(59%)	(41%)

Operating (loss) income:
South African transaction processing	$(8,668)	$(12,954)	$(2,981)	(33%)	191%	(27%)	203%
International transaction processing	(415)	1,909	2,811	nm	nm	nm	nm
Continuing	(3,168)	(1,939)	(3,036)	63%	4%	77%	9%
Discontinued	2,753	3,848	5,847	(28%)	(53%)	(22%)	(51%)
Financial inclusion and applied technologies	(927)	3,227	(878)	nm	6%	nm	10%
Continuing	(927)	(4,911)	(878)	(81%)	6%	(80%)	10%
Discontinued	-	8,138	-	nm	nm	nm	nm
Subtotal: Operating segments	(10,010)	(7,818)	(1,048)	28%	855%	39%	895%
Corporate/Eliminations	(2,686)	(13,865)	(5,806)	(81%)	(54%)	(79%)	(52%)
Continuing	(1,449)	(3,972)	(3,525)	(64%)	(59%)	(60%)	(57%)
Discontinued	(1,237)	(9,893)	(2,281)	(87%)	(46%)	(86%)	(44%)
Consolidated operating (loss) income	(12,696)	(21,683)	(6,854)	(41%)	85%	(37%)	93%
Continuing	(14,212)	(23,776)	(10,420)	(40%)	36%	(35%)	42%
Discontinued	$1,516	$2,093	$3,566	(28%)	(57%)	(21%)	(56%)

Operating (loss) income margin (%)
South African transaction processing	(43.6%)	(74.6%)	(14.6%)
International transaction processing	(2.0%)	5.6%	8.2%
Continuing	(202.6%)	(84.2%)	(357.2%)
Discontinued	14.5%	12.0%	17.4%
Financial inclusion and applied technologies	(5.3%)	8.8%	(4.0%)
Continuing	(5.3%)	(26.1%)	(4.0%)
Discontinued	nm	45.6%	nm
Consolidated operating margin	(22.9%)	(25.1%)	(9.3%)
Continuing	(38.9%)	(65.0%)	(25.7%)
Discontinued	8.0%	4.2%	10.6%

(1) - This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during Q3 2020 also prevailed during Q3 2019 and Q2 2020.

Nine months ended March 31, 2020 and 2019

			Change - actual	Change - constant exchange rate(1)
Key segmental data, in '000, except margins	F2020	F2019	F2020 vs F2019	F2020 vs F2019
Revenue:
South African transaction processing	$59,632	$77,093	(23%)	(13%)
International transaction processing	88,988	111,869	(20%)	(11%)
Continuing	3,613	7,862	(54%)	(49%)
Discontinued	85,375	104,007	(18%)	(8%)
Financial inclusion and applied technologies	69,782	128,611	(46%)	(39%)
Continuing	69,782	72,274	(3%)	8%
Discontinued	-	56,337	nm	nm
Subtotal: Operating segments	218,402	317,573	(31%)	(23%)
Intersegment eliminations	(8,008)	(8,055)	(1%)	11%
Consolidated revenue	210,394	309,518	(32%)	(24%)
Continuing	125,019	149,174	(16%)	(6%)
Discontinued	$85,375	$160,344	(47%)	(40%)

Operating (loss) income:
South African transaction processing	$(15,034)	$(28,297)	(47%)	(41%)
International transaction processing	6,186	628	885%	1,002%
Continuing	(8,382)	(13,768)	(39%)	(32%)
Discontinued	14,568	14,396	1%	13%
Financial inclusion and applied technologies	(304)	(4,009)	(92%)	(92%)
Continuing	(304)	(28,409)	(99%)	(99%)
Discontinued	-	24,400	nm	nm
Subtotal: Operating segments	(9,152)	(31,678)	(71%)	(68%)
Corporate/Eliminations	(13,132)	(32,184)	(59%)	(54%)
Continuing	(7,348)	(12,102)	(39%)	(32%)
Discontinued	(5,784)	(20,082)	(71%)	(68%)
Consolidated operating (loss) income	(22,284)	(63,862)	(65%)	(61%)
Continuing	(31,068)	(82,576)	(62%)	(58%)
Discontinued	$8,784	$18,714	(53%)	(47%)

Operating (loss) income margin (%)
South African transaction processing	(25.2%)	(36.7%)
International transaction processing	7.0%	0.6%
Continuing	(232.0%)	(175.1%)
Discontinued	17.1%	13.8%
Financial inclusion and applied technologies	(0.4%)	(3.1%)
Continuing	(0.4%)	(39.3%)
Discontinued	nm	43.3%
Consolidated operating margin	(10.6%)	(20.6%)
Continuing	(24.9%)	(55.4%)
Discontinued	10.3%	11.7%

(1) - This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during fiscal 2020 also prevailed during fiscal 2019.

Loss from equity-accounted investments:

The table below presents the relative (loss) earnings from our equity-accounted investments:

	Q3 2020	Q3 2019	% change	F2020	F2019	% change
DNI(1)	$(10,852)	$-	nm	$(9,744)	$-	nm
Share of net income	1,563	-	nm	4,676	-	nm
Amortization of intangible assets, net of deferred tax	(419)	-	nm	(1,350)	-	nm
Impairment	(11,996)	-	nm	(13,070)	-	nm
Bank Frick	(18,393)	(90)	20,337%	(17,924)	(1,895)	846%
Share of net income	15	52	(71%)	770	616	25%
Amortization of intangible assets, net of deferred tax	(147)	(142)	4%	(433)	(427)	1%
Impairment	(18,261)	-	nm	(18,261)	-	nm
Other	-	-	nm	-	(2,084)	nm
Finbond	-	-	nm	491	1,875	(74%)
Other	(2,948)	(447)	560%	(3,447)	(333)	935%
Share of net loss	(448)	(447)	0%	(947)	(333)	184%
Impairment	(2,500)	-	nm	(2,500)	-	nm
Loss from equity-accounted investments	$(32,193)	$(537)	5,895%	$(30,624)	$(353)	8,575%

(1) DNI was included as an equity-accounted investment from August 1, 2017 until June 30, 2018, the date upon which we obtained control and commenced consolidation of DNI, and then again from March 31, 2019. While DNI was consolidated it was included in our Financial inclusion and applied technologies operating segment from the acquisition date.

Net 1 UEPS Technologies, Inc.

Attachment B

Reconciliation of GAAP operating loss to EBITDA loss and adjusted EBITDA loss:

Three and nine months ended March 31, 2020 and 2019

	Three months ended March 31,		Nine months ended March 31,
	2020	2019	2020	2019
Operating loss - GAAP	(14,212)	(23,776)	(31,068)	(82,576)

Depreciation and amortization	1,153	3,342	3,651	9,084
Impairment loss	6,336	-	6,336	8,191
Negative EBITDA	(6,723)	(20,434)	(21,081)	(65,301)
Retrenchment costs	-	4,542	-	5,243
Transaction costs	300	873	2,876	2,723
Adjusted EBITDA (loss)	(6,423)	(15,019)	(18,205)	(57,335)

Reconciliation of GAAP net loss and loss per share, basic, to fundamental net loss and loss per share, basic:

Three months ended March 31, 2020 and 2019

	Net (loss) income (USD '000)		(L)PS, basic (USD)		Net (loss) income (ZAR '000)		(L)PS, basic (ZAR)
	2020	2019	2020	2019	2020	2019	2020	2019
GAAP	(34,881)	(58,819)	(0.61)	(1.03)	(536,006)	(833,594)	(9.44)	(14.66)

Impairment of equity method investments	32,277	-			495,990	-
(Gain) Loss on discontinued operation	(12,733)	9,175			(195,664)	130,030
Impairment loss	6,336	5,305			97,363	75,184
Intangible asset amortization, net	983	4,380			15,112	62,080
Intangible asset amortization, net related to equity accounted investments	566	142			8,698	2,012
Interest related to SASSA implementation costs refund	509	-			7,822	-
Stock-based compensation charge	347	578			5,332	8,190
Transaction costs	300	873			4,610	12,371
Retrenchment costs, net of tax	-	3,270			-	45,915
Accreted interest on DNI contingent consideration	-	1,012			-	14,335
Intangible asset amortization, net related to non-controlling interest	-	(918)			-	(13,008)
Facility fees for debt	-	51			-	723
Fundamental	(6,296)	(34,951)	(0.11)	(0.62)	(96,743)	(495,762)	(1.70)	(8.72)

Nine months ended March 31, 2020 and 2019

	Net Income (USD '000)		(L) EPS, basic (USD)		Net Income (ZAR '000)		(L)EPS, basic (ZAR)
	2020	2019	2020	2019	2020	2019	2020	2019
GAAP	(39,478)	(127,959)	(0.70)	(2.25)	(630,053)	(1,825,617)	(11.12)	(32.14)

Impairment of equity method investments	32,084	-			512,048	-
(Gain) Loss on discontinued operation	(12,733)	9,175			(203,214)	130,901
Gain on disposal of FIHRST	(9,743)	-			(155,494)	-
Impairment loss	6,336	13,496			101,120	192,551
Intangible asset amortization, net	3,768	13,502			60,123	192,633
Transaction costs	2,876	2,723			45,900	38,848
Intangible asset amortization, net related to equity accounted investments	1,783	427			28,456	6,092
Interest related to SASSA implementation costs refund	1,498	-			23,909	-
Stock-based compensation charge	1,170	1,763			18,673	25,152
Retrenchment costs, net of tax	-	3,775			-	53,087
Intangible asset amortization, net related to non-controlling interest	-	(2,737)			-	(39,047)
Accreted interest on DNI contingent consideration	-	1,848			-	26,360
Facility fees for debt	-	206			-	2,939
Fundamental	(12,439)	(83,781)	(0.22)	(1.48)	(198,532)	(1,196,101)	(3.50)	(21.06)

Net 1 UEPS Technologies, Inc.

Attachment C

Reconciliation of net loss used to calculate loss per share basic and diluted and headline loss per share basic and diluted:

Three months ended March 31, 2020 and 2019

	2020	2019

Net loss (USD'000)	(34,881)	(58,819)
Adjustments:
Impairment of equity method investments	32,757	-
(Gain) Loss on disposal of discontinued operation	(21,377)	9,175
Impairment loss	6,336	5,305
Loss (Profit) on sale of property, plant and equipment	108	(147)
Tax effects on above	(30)	41

Net loss used to calculate headline loss (USD'000)	(17,087)	(44,445)

Weighted average number of shares used to calculate net loss per share basic loss and headline loss per share basic loss ('000)	56,803	56,828

Weighted average number of shares used to calculate net loss per share diluted loss and headline loss per share diluted loss ('000)	56,803	56,828

Headline loss per share:
Basic, in USD	(0.30)	(0.78)
Diluted, in USD	(0.30)	(0.78)

Nine months ended March 31, 2020 and 2019

	2020	2019

Net loss (USD'000)	(39,478)	(127,959)
Adjustments:
Impairment of equity method investments	33,831	-
(Gain) Loss on disposal of discontinued operation	(21,377)	9,175
Gain on disposal of FIHRST	(9,607)	-
Impairment loss	6,336	13,496
Profit on sale of property, plant and equipment	(95)	(413)
Tax effects on above	27	116

Net loss used to calculate headline loss (USD'000)	(30,363)	(105,585)

Weighted average number of shares used to calculate net loss per share basic loss and headline loss per share basic loss ('000)	56,646	56,795

Weighted average number of shares used to calculate net loss per share diluted loss and headline loss per share diluted loss ('000)	56,646	56,819

Headline loss per share:
Basic, in USD	(0.54)	(1.86)
Diluted, in USD	(0.54)	(1.86)

Calculation of the denominator for headline diluted loss per share

	Q3 2020	Q3 2019	F2020	F2019

Basic weighted-average common shares outstanding and unvested restricted shares expected to vest under GAAP	56,803	56,828	56,646	56,795
Effect of dilutive securities under GAAP	-	-	-	24
Denominator for headline diluted loss per share	56,803	56,828	56,646	56,819

Weighted average number of shares used to calculate headline diluted loss per share represents the denominator for basic weighted-average common shares outstanding and unvested restricted shares expected to vest plus the effect of dilutive securities under GAAP. We use this number of fully-diluted shares outstanding to calculate headline diluted loss per share because we do not use the two-class method to calculate headline diluted loss per share.